Exhibit 10.3

Personal and Confidential

June [__], 2020
[Name]
[Address]

Re:  Incentive Bonus
Dear [●]:

On behalf of Oasis Petroleum Inc. (the “Company”), I am pleased to offer you the opportunity to earn an incentive bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement to the Company as described on the signature page below (such date, which must occur prior to June 12, 2020, the “Effective Date”).
1.Incentive Bonus. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $[●] (the “Incentive Bonus”) within ten (10) days following the Effective Date. As a condition to receiving the Incentive Bonus you hereby (i) waive any and all participation in the Company’s Amended and Restated 2010 Annual Incentive Compensation Plan (the “Annual Bonus Plan”) or any other annual bonus plan established by the Company for the 2020 calendar year and (ii) acknowledge the forfeiture and termination of any equity or equity-based award previously made by the Company to you during calendar year 2020, and you acknowledge that such waivers do not (a) constitute “Good Reason” pursuant to your Employment Agreement or the Severance Plan (each as defined below) or (b) otherwise violate your Employment Agreement, or any other compensation plan, program or arrangement.
2.Vesting Conditions. Your Incentive Bonus will be subject to repayment in accordance with the provisions of this Section 2.
(a)Retention Component. Two-thirds of your Incentive Bonus will vest and be earned solely on the basis of your continued employment with the Company through the Completion Date (the “Retention Component”). You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before the Completion Date (as defined below), you will be required to repay to the Company, within twenty (20) days following the date of such termination, 100% of the After-Tax Value of the Retention Component.
(b)Performance Component.

(i)The remaining one-third of your Incentive Bonus will vest and be earned based on the achievement of certain incentive requirements (the “Performance Component”), subject to your continued employment with the Company through the Measurement Date unless you incur a Qualifying Termination, in which case your Incentive Bonus will vest as if you remained employed with the Company through the Measurement Date. Exhibit A sets forth the contemplated (i) relevant Performance Goals for each Performance Period and (ii) the percentage of your Performance Component amount earned upon the achievement of the applicable Performance Goals. Exhibit A may be revised by the Board in its discretion, but will be completed and finalized with respect to each Performance Period (as defined in Exhibit A) no later than the earlier of (i) date the Company files for bankruptcy under Chapter 11 of the Bankruptcy Code or (ii) the day immediately prior the beginning of the relevant Performance Period. The final version of Exhibit A will be made available to you promptly following approval by the Board. Each Performance Metric will vest and be earned in accordance with the terms of Exhibit A of this Agreement.
(ii)You shall earn a target amount of one-half of the Performance Component as of the end of each Performance Period, depending upon the extent to which the Performance Goals have been achieved for such Performance Period as determined based on the achievement, on a Performance Metric by Performance Metric basis, of (i) the Quarterly Performance Goals for the First Performance Period and (ii) either the (A) Quarterly Performance Goals or (B) Cumulative Performance Goals, whichever results in the greater payout, for the Second Performance Period. To the extent the Measurement Date occurs prior to the end of any Performance Period, performance for the Performance Period will be measured as of the Measurement Date and pro-rated as appropriate. If the Measurement Date occurs in the First Performance Period, the Performance Goals for the Second Performance Period will be deemed to be earned at 100%. Within 45 days of the Measurement Date, the Company will determine the amount of the Performance Component that has been earned and vested, which may not exceed the value of the Performance Component (the “Vested Portion”).
(iii)You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before the Measurement Date, you will be required to repay to the Company, within twenty (20) days following the date of such termination, 100% of the After-Tax Value of the Unvested Portion of the Performance Component.
(iv)To the extent any Quarterly Performance Incentive (as defined in the Oasis Petroleum Inc. Key Executive Incentive Plan (the “KEIP”)) or catch-up payment, each as payable to you under the KEIP (any such payment, a “Future Payment”), is reduced pursuant to a provision capping the Future Payment at 100% of target prior to August 15, 2021, any Unvested Portion of the Performance Component shall be reduced by the aggregate value of any such reduction at the time it is made. In addition, if you become entitled to any Future Payment that is not subject to Section 409A of the Code prior to August 15, 2021, the Company shall reduce the amount of any Future Payment by the After-Tax Value of the Unvested Portion of the Performance Component (after accounting for any prior reductions). If the After-Tax Value of the Unvested Portion of the Performance Component exceeds the aggregate value of the Future Payments, you agree that you will repay to the Company such excess After-Tax Value of the Unvested Portion of the Performance Component within twenty (20) days following the date it is determined that you are no longer entitled to any Future Payment that is not subject to Section 409A of the Code prior to August 15, 2021. For the sake of clarity, you will not be required to repay the Vested Portion of the Performance Component.
3.Definitions. For purposes of this Agreement:
“After-Tax Value” means, with respect to the applicable portion of the Incentive Bonus to be repaid, the aggregate amount to be repaid net of any taxes withheld or paid in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine in good faith the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder.
“Board” means the Company’s Board of Directors.
“Cause” has the meaning set forth in your Employment Agreement if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, the Severance Plan.
“Change in Control” has the meaning set forth in the Amended and Restated 2010 Long Term Incentive Plan of Oasis Petroleum Inc.
“Code” means the Internal Revenue Code of 1986, as amended.
“Completion Date” means the earlier of (i) the effective date of a plan of reorganization approved under Chapter 11 of the Bankruptcy Code, (ii) the closing of a comprehensive out-of-court financial restructuring, (iii) the occurrence of a Change in Control or (iv) June 12, 2021.
“Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation, if required by law, due to physical or mental impairment. The existence of any such Disability shall be certified, at the Company’s discretion, by either the Company’s disability carrier or a physician acceptable to both you and the Company. If the parties are not able to agree on the choice of physician, each party shall select a physician who, in turn, shall select a third physician to render such certification. In no event will your employment be terminated as a result of Disability, unless otherwise agreed to by you and the Company, until at least 180 consecutive days of leave have elapsed and the Company has provided you with written notice of termination.

“Employment Agreement” means your employment agreement with the Company, as in effect on the Effective Date, if any.
“First Performance Period” means July 1, 2020 to September 30, 2020.
“Good Reason” has the meaning set forth in your Employment Agreement if such an agreement exists and contains a definition of Good Reason or, if no such agreement exists or such agreement does not contain a definition of Good Reason, the Severance Plan.
“Measurement Date” means the earlier of (i) the effective date of a plan of reorganization approved under Chapter 11 of the Bankruptcy Code, (ii) the closing of a comprehensive out-of-court financial restructuring, (iii) the occurrence of a Change in Control or (iv) December 31, 2020.
“Performance Goals” means the goals with respect to the achievement of the Performance Metrics established by the Company, that will consist of (i) Quarterly Threshold Performance Goals, (ii) Quarterly Target Performance Goals, and (iii) Quarterly Maximum Performance Goals, each as set forth on Exhibit A (collectively, the “Quarterly Performance Goals”) and (A) Cumulative Threshold Performance Goals, (B) Cumulative Target Performance Goals; and (C) Cumulative Maximum Performance Goals, each as set forth on Exhibit A (collectively, the “Cumulative Performance Goals”).
“Performance Metric” means the specific performance criteria used in determining Performance Goals for the Performance Period.
“Performance Period” means each of the First Performance Period and Second Performance Period.
“Qualifying Termination” means the termination of your employment before the Completion Date (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability if, and only if, in the case of any termination pursuant to clauses (i), (ii) and (iii), other than in the case of your death, you execute a release of employment related claims in a form to be provided by the Company (the “Release”) within the time period provided by the Company to do so, and you do not revoke such Release within any time period provided by the Company to do so.
“Second Performance Period” means October 1, 2020 to December 31, 2020.
“Severance Plan” means, if you do not have an Employment Agreement, the Oasis Petroleum Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan or the Oasis Petroleum Inc. Employee Change in Control Plan, as applicable to you.
“Unvested Portion” means, as of any particular date, the excess, if any, of the Performance Component over the aggregate value of the Vested Portion of the Performance Component.

4.Severance Coordination. In the event that your employment with the Company is terminated during the 2020 or 2021 calendar year and before the Completion Date and such termination gives rise to a severance entitlement pursuant to either your Employment Agreement or the Severance Plan, you agree that (i) your severance entitlement will not include any amount with respect to a pro-rated annual bonus for the year of your termination and (ii) the target annual bonus component of your severance entitlement will be deemed equivalent to your expected 2020 target annual bonus as in effect under the Annual Bonus Plan immediately prior to the execution of this Agreement and without regard to your Incentive Bonus.
5.Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
6.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.
7.Other Benefits. The Incentive Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
8.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.
9.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
10.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Incentive Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Incentive Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
11.Section 409A Compliance. The intent of the parties is that the Incentive Bonus be exempt from the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.
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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Incentive Bonus, please sign, date, and return a copy of this Agreement to [__________]at [_____________].com. You should make a copy of the executed Agreement for your records.
Very truly yours,
OASIS PETROLEUM INC.

By:
Name:
Title:
ACKNOWLEDGED AND AGREED:

[Name]

Date:
Signature Page to Agreement

Exhibit A

Performance Metrics and Goals